UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COMMUNITY BANCORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 11, 2011

Dear Fellow Shareholders:

Please join us for the Annual Meeting of the Shareholders of Community Bancorp., which will be held at 5:30 p.m. at the Elks Club, Derby, Vermont, on Tuesday, May 17, 2011. As in prior years, a dinner will be served following the meeting.

Our proxy materials and Annual Report for 2010 are enclosed for your review.

At the meeting, you will be asked to vote on the election of four incumbent directors to a three year term expiring in 2014 and to ratify the selection of the Company’s external auditors. The nominees this year include director James G. (“Jake”) Wheeler, Jr., who was appointed to the Board January 1, 2011 to fill the vacancy created upon the retirement of former Chairman Richard White, and who will be standing for election for the first time.

Your participation in the voting is important. Please be sure to sign, date and return your proxy card promptly so that your shares will be represented and can be voted at the meeting whether or not you are present in person. You may withdraw your proxy and vote in person at the meeting if you choose to do so.

If you hold your shares through a broker, please note that under brokerage industry rules your broker will not have authority to vote your shares in the election of directors (Proposal 1) unless you furnish voting instructions.

Thank you for your continued support of Community Bancorp. I look forward to seeing you at the annual meeting.

Sincerely,

COMMUNITY BANCORP.

Stephen P. Marsh

Chairman, President and CEO

Enclosures

COMMUNITY BANCORP.

Derby Road

Route 5

Derby, Vermont 05829

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2011

The annual meeting of shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 17, 2011, at 5:30 p.m., for the following purposes:

1.

To elect four directors to the class whose term will expire at the 2014 annual meeting of shareholders;

2.

To ratify the selection of the independent public accounting firm of Berry, Dunn, McNeil & Parker as the Company’s external auditor for the fiscal year ending December 31, 2011; and

3.

To transact such other business as may properly be brought before the meeting.

The close of business on March 29, 2011, has been fixed as the record date for determining holders of the Company’s common stock entitled to notice of, and to vote at, the annual meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL SHAREHOLDERS MEETING

This proxy statement, the proxy card and our Annual Report to Shareholders for the year ended
December 31, 2010, are available on the internet and may be accessed at http://www.cfpproxy.com/5982/.

By Order of the Board of Directors,

Corporate Secretary

Derby, Vermont

April 11, 2011

YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.

PROXY STATEMENT INDEX

ANNUAL MEETING OF SHAREHOLDERS	1
GENERAL VOTING INFORMATION	1
Who is entitled to vote at the annual meeting?	1
How many shares are entitled to vote at the meeting?	1
How many votes do I have?	1
How do I vote?	1
How do I vote if my shares are held in the name of a broker or bank?	2
What are “broker non-votes”?	2
Are the Proposals to be voted on at the annual meeting considered routine or non-routine for broker voting?	2
How do I vote if my shares are held in the Company’s 401(k) Plan?	2
What does it mean if I received more than one proxy card?	2
Can I change my vote after submitting the proxy card?	3
What constitutes a quorum and how are votes counted for that purpose?	3
How many votes are required for the election of directors (Proposal 1)?	3
How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent auditor (Proposal 2)?	4
How many votes are required to approve any other matter that may come before the meeting?	4
What is the Board of Directors’ recommendation on how I should vote my shares?	4
How would my shares be voted if I do not specify on the proxy how they should be voted?	4
When will the vote results be announced?	4
How are proxies being solicited and who pays the expenses?	4
May shareholders submit nominations for election as directors or for consideration of other matters?	5
What is the deadline to submit a shareholder proposal for inclusion in the Company’s 2012 annual meeting proxy statement?	5
SHARE OWNERSHIP INFORMATION	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
PROPOSAL 1 – ELECTION OF DIRECTORS	7
Director Qualifications	9
Directors’ Fees and Other Compensation	12
Directors’ Deferred Compensation Plan	12
Directors’ Retirement Plan	13
Director Compensation Table	13
Vote Required	13
CORPORATE GOVERNANCE	14
Director Independence	14
Board Leadership Structure and Risk Oversight	14
Board and Shareholder Meeting Attendance	16
Board Committees	16
Shareholder Communications with the Board	18
Compensation Committee Interlocks and Insider Participation	18
Transactions with Management	18
AUDIT COMMITTEE REPORT	19
EXECUTIVE OFFICERS	21

COMPENSATION COMMITTEE REPORT	21
EXECUTIVE COMPENSATION	22
Executive Compensation Program Objectives	22
Summary Compensation Table	23
Officer Incentive Plan	23
Supplemental Retirement Plan for Executives	25
Retirement Savings Plan	25
Perquisites and other Personal Benefits	26
Health and Welfare Benefits	26
PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	26
Pre-Approval Required for Services of Independent Auditors	27
Fees Paid to Independent Auditors	27
Vote Required	27
ANNUAL REPORT	28
SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS	28
Bylaw Requirements for Shareholder Nominations and Other Proposals	28
Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals	29
Inclusion of Shareholder Proposals in Company Proxy Materials	29
OTHER MATTERS	29
VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE	30

COMMUNITY BANCORP.

Derby Road

Route 5

Derby, Vermont 05829

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2011

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors of Community Bancorp. (the “Company”) for use at the annual meeting of shareholders and any adjournments of that meeting. The annual meeting will be held on Tuesday, May 17, 2011, at 5:30 p.m. at the Elks Club in Derby, Vermont. This proxy statement and related proxy card are first being sent to shareholders on or about April 11, 2011.

GENERAL VOTING INFORMATION

Who is entitled to vote at the annual meeting?

Only holders of record of the Company’s common stock, $2.50 par value per share, on the record date for the meeting are entitled to vote at the meeting. The record date for the meeting is the close of business on March 29, 2011.

There are 25 shares of the Company’s Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) outstanding. The holders of those shares are not entitled to vote on any matter to be presented for vote of the shareholders at the annual meeting.

How many shares are entitled to vote at the meeting?

As of the record date for the meeting (March 29, 2011), there were 4,627,606 shares of our common stock issued and outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting.

How many votes do I have?

Each issued and outstanding share of the Company’s common stock that you hold of record or through a nominee is entitled to one vote on each matter presented for vote at the meeting.

How do I vote?

If you are a shareholder of record, you may vote by completing and returning the enclosed proxy card in the postage-paid envelope or by voting in person at the meeting. You are a shareholder of record if you own Company common stock in your own name on the stock records maintained by our transfer agent, Registrar and Transfer Company. A written ballot will be distributed at the meeting for those shareholders of record who wish to vote in person.

How do I vote if my shares are held in the name of a broker or bank?

If you received this proxy statement from your broker or bank, your broker or bank should have given you instructions for how you can direct the voting of your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

What are “broker non-votes”?

Under the rules of various national and regional securities exchanges, brokers may generally vote shares they hold for their customers in “street name” on routine matters, even without specific instructions from the beneficial owner, but cannot vote on non-routine matters unless they have received voting instructions. If there is a non-routine matter presented to shareholders at a meeting and your broker does not receive instructions from you on how to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on the matter, while voting on other (i.e., routine) matters. The “missing” votes on non-routine matters are generally referred to as “broker non-votes” and may affect the outcome of the voting on certain matters.

Are the Proposals to be voted on at the annual meeting considered routine or non-routine for broker voting?

PROPOSAL 1 – ELECTION OF DIRECTORS: Due to a change in brokerage industry rules last year, even an uncontested election of directors is considered a non-routine matter for purposes of broker voting authority. Therefore, voting instructions are required.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS: Ratification of the selection of the Company’s independent auditors is considered a routine matter for purposes of broker voting authority. Therefore, voting instructions are not required.

It is important that you provide directions to your broker promptly as to how you want your shares voted at the 2011 annual meeting on Proposal 1. We urge you to carefully follow the instructions your broker gives you concerning its voting procedures in order to ensure that your shares will be voted at the meeting on all of the proposals.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If you are a participant in the Company stock fund under the Company’s Retirement Savings 401(k) Plan, you will receive a proxy card to vote the prorated number of shares in which you own an interest indirectly through that fund, together with a postage-paid envelope to return your completed proxy card to Registrar and Transfer Company, the Company’s transfer agent, which will tabulate the votes of plan participants. A single proxy card is then submitted to the Company reflecting the aggregate of the votes on all completed proxies submitted by plan participants. The Company is not informed about how individual participants voted on any item.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are registered in different names (for example, “John Smith” and “J. Smith”) or are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. For instructions on how to register all your accounts in the same name and address, you should contact the Corporate Secretary at 802-334-7915 or our transfer agent, Registrar and Transfer Company, at the contact location shown on the last page of this proxy statement.

Can I change my vote after submitting the proxy card?

Yes. If you submit your proxy card for shares registered in your name and later decide that you wish to change or revoke your proxy, you may do so at any time before the proxy is exercised at the annual meeting, by

•

giving written notice of revocation to Chris Bumps, Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829;

•

executing a later-dated proxy card and giving written notice to the Corporate Secretary; or

•

voting in person after giving written notice of revocation of your proxy to the Corporate Secretary.

If you need another proxy card to revoke an earlier proxy or if you have any questions about proxy voting procedures, please call the Corporate Secretary at 802-334-7915. You may also download and print a copy of the proxy card from the internet at http://www.cfpproxy.com/5982/.

The last vote you submit will supersede all your prior vote(s).

If your shares are held through a broker or other nominee and you wish to change your vote, you should contact the broker or nominee for instructions. Similarly, if your shares are held in the Company’s 401(k) Plan and you wish to change your vote, you should contact Registrar and Transfer Company for instructions. Contact information for Registrar and Transfer Company is shown on the last page of this proxy statement.

What constitutes a quorum and how are votes counted for that purpose?

In order to convene the meeting, a quorum must be present, and in order to take action on any matter, a quorum must be present as to such matter. A majority (more than 50%) of the outstanding shares of the Company’s common stock, present in person or represented by proxy and entitled to vote, will constitute a quorum to convene the meeting and to take action as to each matter to be acted upon at the meeting. Shares represented by proxies or ballots, including those marked “WITHHOLD AUTHORITY” on Proposal 1 (Election of Directors) or “ABSTAIN” on Proposal 2 (Ratification of Selection of Independent Auditors) will be treated as shares present or represented at the meeting and entitled to vote for purposes of determining a quorum. Broker non-votes on Proposal 1, which is considered a non-routine matter for purposes of broker voting authority, will not be considered as shares present and entitled to vote in determining whether a quorum is present. Broker non-votes on Proposal 2, which is considered a routine matter for purposes of broker voting authority, will be considered as shares present and entitled to vote in determining whether a quorum is present.

How many votes are required for the election of directors (Proposal 1)?

Under our Articles of Incorporation and bylaws, in order to be elected under Proposal 1 (Election of Directors) a nominee for director must receive the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Broker non-votes, if any, and shares represented by proxies or ballots marked “WITHHOLD” on Proposal 1, with respect to one or more individual nominees or to the entire slate of nominees, will have the same effect on the outcome of the election as a vote against the nominees or slate of nominees, as the case may be.

How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent auditor for 2011 (Proposal 2)?

Approval of the selection of the Company’s independent auditor for 2011 will require that more votes are cast “FOR” than are cast “AGAINST” the proposal. Votes to “ABSTAIN” on Proposal 2 and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 2.

How many votes are required to approve any other matter that may come before the meeting?

As of the date of this proxy statement, our management and directors do not know of any matter that may be put to a vote at the meeting other than Proposals 1 and 2. If any such matter does arise and is not ruled out-of-order by the Chair, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law, in accordance with the recommendations of management. Under Vermont law, approval of any such other matter would ordinarily require that more votes be cast for the matter than against. Abstentions from voting and broker non-votes, if any, would not be treated as votes cast and therefore, would have no effect on the vote to approve any such other matter.

What is the Board of Directors’ recommendation on how I should vote my shares?

The Board recommends that you vote FOR Proposals 1 and 2.

How would my shares be voted if I do not specify on the proxy how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the persons appointed as proxies by the Board of Directors will vote your shares FOR approval of Proposals 1 and 2, and in accordance with the recommendations of management on any other matter presented for vote at the meeting.

When will the vote results be announced?

The Company will appoint inspectors of election to count the votes on all Proposals and any other matter voted on at the annual meeting, and the vote results will be announced at the meeting. The vote results will also be disclosed in a report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the meeting.

How are proxies being solicited and who pays the expenses?

Proxies are being solicited by mail. They may also be solicited by the Company’s directors and officers and by the directors, officers and employees of the Company’s wholly-owned subsidiary, Community National Bank. Those individuals may solicit proxies personally or by telephone or electronic communication but they will not receive any additional compensation for such efforts. In addition, the Company has arranged with brokerage houses, banks and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for out-of-pocket expenses they incur in forwarding the materials.

May shareholders submit nominations for election as directors or for consideration of other matters?

Our bylaws include a process shareholders should follow if they wish to submit director nominations or propose other action for vote by the shareholders. The deadline for submissions relating to this year’s annual meeting was January 18, 2011. For next year’s annual meeting the deadline under the bylaws for shareholder proposals and nominations is no earlier than November 18, 2011 and no later than January 17, 2012. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” This process applies whether or not the shareholder wishes to include the proposal in the Company’s proxy materials.

In addition, the Corporate Governance/Nominating Committee of the Board of Directors will consider recommendations made by shareholders for possible board nominees. Additional information about this process is contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee.”

What is the deadline to submit a shareholder proposal for inclusion in the Company’s 2012 annual meeting proxy statement?

The rules of the SEC provide a process (separate from the process in our bylaws discussed above) for shareholders to submit proposals for possible inclusion in a company’s proxy materials. The deadline under SEC rules for submitting a proposal you wish to include in the Company’s 2012 annual meeting proxy statement is earlier than the general deadline under the bylaws for providing notice of proposals to the Company. The SEC rule deadline for the 2012 annual meeting is December 14, 2011. Proposals may be excluded or included based on applicable rules relating to eligibility, timeliness and subject matter. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Inclusion of Shareholder Proposals in Company Proxy Materials.” This process is separate from, and in addition to, the process referred to above that is contained in our bylaws.

SHARE OWNERSHIP INFORMATION

The following table shows the amount of our common stock and Series A Preferred Stock beneficially owned by all of our incumbent directors, nominees and executive officers, individually and as a group, as of March 29, 2011, the record date for the meeting. Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

	COMMON STOCK Number of Shares Beneficially Owned and Percent of Class		SERIES A PREFERRED STOCK Number of Shares Beneficially Owned and Percent of Class
	Number of Shares	Percent of Class	Number of Shares	Percent of Class

Directors and Nominees
Thomas E. Adams (1)	27,734.60%
Charles W. Bucknam, Jr.	2,800.06%
Aminta K. Conant	1,156.02%
Jacques R. Couture (2)	14,344.31%
Elwood G. Duckless (3)	160,083	3.46%	2	8%
Frederic Oeschger	45,781.99%
Rosemary M. Lalime	55,377	1.20%
Stephen P. Marsh (4)	74,121	1.60%
Dorothy R. Mitchell	6,487.14%
Anne T. Moore	23,214.50%
Peter J. Murphy (5)	11,893.26%		3	12%
James G. Wheeler, Jr.	1,769.04%
Non-Director Executive Officers
Kathryn M. Austin (6)	23,042.50%
Louise M. Bonvechio (7)	4,719.10%
Terrie L. McQuillen (8)	4,910.10%
All Directors, Nominees & Executive Officers as a Group (15 in number) (9)	452,211	9.77%	5	20%

(1)	Includes 11,545 shares held in an IRA for Mr. Adams’ benefit.
(2)

Includes (i) 5,872 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; (ii) 98 shares held jointly with Mr. Couture’s son; (iii) 2,575 shares held in an IRA for Mr. Couture’s benefit; and (iv) 2,583 shares held in an IRA for the benefit of Mr. Couture’s spouse.

(3)	Includes 30,944 common shares held in trust for the benefit of Mrs. Duckless. Mr. Duckless has shared voting and investment power over such shares.
(4)

Includes (i) 28,556 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 44,663 shares indirectly owned by Mr. Marsh through his participation in the Community Bancorp. stock fund under the Company’s Retirement Savings Plan (the “401(k) Plan”). Of the shares listed, 29,058 are pledged as collateral for a loan with a nonaffiliated bank.

(5)

Includes 8,000 common shares held in trust for the benefit of Mr. Murphy’s minor children. All 3 of the shares of Series A Preferred Stock are held by Mr. Murphy jointly with his wife, who shares voting and investment power over such shares.

(6)	Includes 6,819 shares as to which voting and investment power is shared and 16,223 shares held indirectly, through participation in the Community Bancorp. stock fund under the 401(k) Plan.
(7)	All such shares are held indirectly through participation in the Community Bancorp. stock fund under the 401(k) Plan.
(8)	Includes 4,410 shares held indirectly through participation in the Community Bancorp. stock fund under the 401(k) Plan.
(9)	Includes 42,445 shares as to which voting and investment power is shared and 70,015 shares held indirectly, through participation in the Community Bancorp. stock fund under the 401(k) Plan.

In addition, as of March 29, 2011, 761,698 shares (16.46%) of the Company’s issued and outstanding common stock were held in fiduciary or custodial capacity by the Company’s affiliated trust and investment management company, Community Financial Services Group, LLC (“CFSG”), including 444,090 shares, or 9.6%, held on behalf of the 401(k) Plan trustee and participants. Participants in the Company stock fund, including the Company’s four executive officers, have the right to vote their proportionate share of the stock held in the fund. CFSG does not vote shares of the Company’s common stock unless instructions are received from the beneficial owner.

Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company’s outstanding common stock, its only class of voting securities. The Company has no other authorized class of voting securities. The Series A Preferred Shares are nonvoting except in very limited circumstances affecting the rights of the holders of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and executive officers, or written representations from them that no Forms 5 were required to be filed for 2010. Based solely on such review, the Company believes that all Section 16 filing requirements applicable to its executive officers and directors for 2010 were complied with.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Association and the bylaws provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of twelve members and the Board has voted to fix the number of directors at twelve for the ensuing year. The incumbent directors whose terms expire at the 2011 annual meeting are Thomas E. Adams, Jacques R. Couture, Dorothy R. Mitchell and James G. Wheeler, Jr. and each has been nominated to stand for election to a three-year term expiring at the 2014 annual meeting. Nominee James G. Wheeler, Jr., who was appointed to the Board on January 1, 2011 to fill the vacancy created upon the retirement of former Chairman Richard C. White, is standing for election for the first time.

Unless authority is withheld, proxies we solicit will be voted in favor of the four nominees to hold a three year term of office, or until their respective successors are elected and qualify. If for any reason not now known to the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than twelve, as the directors in their discretion may deem advisable.

The table below contains certain information concerning each of the nominees and other incumbent directors. Additional biographical and background information about each of them follows the table, under the caption “Director Qualifications.”

Name and Age	Principal Employment (1)	Director of Community Bancorp Since (2)

Nominees (if elected) to serve until 2014 annual meeting:

Thomas E. Adams, Age 64	Owner, NPC Realty Co., Inc. Holland, VT (real estate investment)	1986

Jacques R. Couture, Age 60	Dairy Farmer/Maple Producer Westfield, VT	1992

Dorothy R. Mitchell, Age 66	Board member, Vermont Student Assistance Corporation; Former President, Vermont Historical Society; and Co-Chair, Vermont Historical Society Capital Campaign (community service volunteer positions) Montpelier, VT	2006

James G. Wheeler, Jr., Age 62	Attorney and Principal, Downs Rachlin Martin PLLC St. Johnsbury, VT	2011

Incumbent Directors to serve until 2012 annual meeting:

Aminta K. Conant, Age 57	Director of Lean Six Sigma Lydall, Inc. Manchester, CT	2006

Elwood G. Duckless, Age 70	Former President (now retired) Newport Electric Co. Newport, VT	1987

Rosemary M. Lalime, Age 64	Principal Broker and Owner Coldwell Banker All Seasons Realty Newport, VT (real estate brokerage)	1985

Anne T. Moore, Age 67	Principal Real Estate Broker Taylor Moore Agency Inc. Derby, VT (insurance agency and real estate brokerage)	1993

Incumbent Directors to serve until 2013 annual meeting:

Charles W. Bucknam, Jr., Age 67	Former President, Chief Executive Officer and Director, LyndonBank Lyndonville, VT	2008

Name and Age	Principal Employment (1)	Director of Community Bancorp Since (2)

Stephen P. Marsh, Age 63	President, Chief Executive Officer and Chairman, Community Bancorp. and Community National Bank Derby, VT	1998

Peter J. Murphy, Age 52	President and Principal Murphy Realty Co., Inc. St. Johnsbury, VT (commercial real estate development)	2007

Frederic Oeschger, Age 64	President and Principal Fred’s Plumbing & Heating, Inc. and D&C Transportation, Inc. Derby, VT (plumbing and heating contractor and fuel oil, propane and petroleum distributor)	2009

(1)

Each nominee and incumbent director has held the principal occupation shown in the table for at least the last five years, except for Mr. Marsh, who became Chairman of the Company and the Bank on January 1, 2011, Chief Executive Officer of both companies on January 1, 2008 and President of both companies on January 1, 2004. Prior to 2008 he also served as Chief Operating Officer of both companies.

(2)

Each person named in the table is also a director of Community National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank or its regional advisory boards.

Earlier this year the Board adopted an amendment to the Company’s bylaws increasing the mandatory retirement age from 70 to 72. The Board believes age 72 is a more appropriate retirement age as the current retirement age may result in the premature loss of active Board members who have valuable knowledge and insight about the Company’s history, operations and local markets and who are able to continue to make valuable contributions to the overall management, oversight and strategic vision of the Company. As a result of adoption of this change, Director Elwood Duckless, age 70, will not be required to retire from the Board at this year’s annual meeting and may continue to serve the balance of his term expiring at the 2012 annual meeting. Under the amended bylaw, he will also be eligible to stand for reelection to the Board in 2012, but would be required to step down at the 2013 annual meeting.

Director Qualifications

As a community banking organization operating in a heavily regulated industry, we rely on our Board of Directors for knowledge of our local markets, business acumen and strategic vision. Each director lives and works (unless retired) in the markets we serve, and brings a unique background, perspective and set of skills to our Board. This provides our Board as a whole with a thorough understanding of our local markets, and significant competence and experience in a wide variety of areas, including corporate governance, real estate, insurance, building trades, real estate development, agriculture, energy and commodities, the law and business management. In addition, many of our directors are long-serving members of our Company and Bank Boards, whose past contributions and industry knowledge, judgment and leadership capabilities have benefitted our Company over the years and through multiple economic cycles.

The information below summarizes each director’s specific experience, qualifications, attributes and skills that led our directors to conclude that the individual should serve on our Board. We also believe that in their professional lives and Board service, each has demonstrated adherence to high ethical standards and a strong commitment to service to the Company and our Board.

Thomas Adams – Tom has served as a director since 1986. At the time of his initial election he was the president and CEO of Newport Plastics, where he had also served as the chief financial officer for many years. He is the owner of NPC Realty and until his retirement in November 2010, was a real estate broker at Coldwell Banker All Seasons Realty. In addition to his business interests, Tom served for several years on the board of North Country Hospital where he was Treasurer and Chair of the Finance Committee. Tom holds an accounting degree from the University of Vermont. He brings to the Board extensive business experience, familiarity with accounting procedures, and broad knowledge of the community. He is Chair of the Audit Committee and also serves on the Compensation Committee and on the Bank’s Human Resources Committee. He lives in Holland, Vermont.

Charles Bucknam – Charlie is the former president of LyndonBank and joined the Board in 2008 following our merger with LyndonBank. He has over 35 years of experience in the banking industry in Vermont, with 17 years as CEO. His deep familiarity with LyndonBank’s operations, personnel and customers has been and continues to be a great resource for the Board, in addition to his knowledge of community banking generally. Charlie holds an MBA degree in finance from the University of Vermont. He serves on the Corporate Governance/Nominating Committee and on the Bank’s Risk Management and Community Reinvestment Act (“CRA”) Committees. He lives in Walden, Vermont.

Aminta Conant – Minty is a successful business woman with experience running two manufacturing companies in the St. Johnsbury area. She is currently the director of Lean Six Sigma programs for Lydall, Inc., an international manufacturing company listed on the New York Stock Exchange. She is a CPA and has an MBA degree, and brings to the Board not only her experience and knowledge of accounting, finance, and good business practices, but also her experience in working in a public company much larger than Community Bancorp. That perspective is a rarity for community bank directors and a real asset to the Board. She serves on the Audit and Compensation Committees and on the Bank’s Human Resources Committee. She has been a director since 2006, and prior to that served on our St. Johnsbury (now Caledonia County) Advisory Board. She lives in Barnet, Vermont.

Jacques Couture – Jacques is a dairy farmer and maple sugar maker, who runs a successful family farm and bed and breakfast in Westfield. He has served on numerous governmental, non-profit and industry-related boards, including the Westfield Select Board, the Vermont Maple Association and the Cooperative Insurance Company, among others. He brings relevant board experience and an agricultural perspective to our Board, where he chairs the Corporate Governance/Nominating Committee and also serves on the Bank’s Risk Management and CRA Committees. He has been a director since 1992, and prior to that served on our Troy Advisory Board. He lives in Westfield, Vermont.

Elwood Duckless – Elwood is one of the former owners and past president of Newport Electric, which was for many years a prominent electrical contractor in the area. He has been a director since 1987. A lifelong resident of the area, he brings to the Board a thorough knowledge of the communities and customers we serve, along with specialized knowledge of the construction industry. He serves on the Audit and Compensation Committees and on the Bank’s Human Resources Committee. He lives in Newport Center, Vermont.

Rosemary Lalime – Rosemary is our longest serving director, having been elected to the position in 1985. She has been designated as our “outside” vice president (a tradition we have had at the Company for many years) and as our lead independent director to convene and run board meetings in the absence of management. A long time realtor in the area, and the owner of Coldwell Banker All Seasons Realty, Rosemary brings to the Board her extensive experience in real estate matters and her knowledge of properties and residents throughout our service area. She chairs the Compensation Committee and also serves on the Audit Committee and on the Bank’s Human Resources Committee. She lives in Derby, Vermont.

Stephen Marsh – Steve is our Chairman, President and CEO, and has served as a director since 1998. He has been employed at the Bank since 1973 in various managerial capacities, including as CFO and Chief Operating Officer of the Company and the Bank prior to his appointment as President in 2004 and CEO in 2008. He became Chairman on January 1, 2011, following the retirement of former Chairman, Richard White. Steve also serves on the Board of Managers of our trust company affiliate, CFSG, and on the boards of several other entities, including Associated Industries of Vermont, Housing Vermont, Inc., where he serves on the Executive Committee, and Fletcher Allen Health Care, where he chairs the Audit Committee. Steve’s in depth knowledge of our Bank and our local markets provides invaluable assistance and leadership to the Board in overseeing the Company’s affairs and strategic planning. He lives in Newport Center, Vermont.

Dorothy Mitchell – Dodie has been a director since 2006, prior to which she served as a member of our Central Vermont Advisory Board. She brings to the Board a variety of governance experience, primarily as a board member of several non-profit organizations. She also has extensive familiarity with people and businesses in central Vermont. She serves on the Corporate Governance/Nominating Committee and on the Bank’s Risk Management and CRA Committees. She lives in Worcester, Vermont.

Anne Moore – Anne is a lifelong resident of Derby and serves as the principal real estate broker at Taylor-Moore, a local insurance agency and real estate firm. In addition to her familiarity with the Derby community, Anne has extensive familiarity with real estate markets of Charleston, Morgan and Island Pond. She has been a director since 1993 and serves on the Corporate Governance/Nominating Committee and on the Bank’s Risk Management and CRA Committees. She lives in Derby, Vermont.

Peter Murphy – Peter is the President of Murphy Realty, a commercial real estate firm based in St. Johnsbury. Murphy Realty is a prominent developer of commercial real estate in northern Vermont and New Hampshire and an extensive property owner. Peter’s background in commercial real estate is invaluable to the Board, as is his acumen as a business owner. He has been a director since 2007, and was a founding member of our St. Johnsbury Advisory Board. He serves on the Audit and Compensation Committees and on the Bank’s Human Resources Committee. He lives in St. Johnsbury, Vermont.

Frederic Oeschger – Elected to the Board in 2009, Fred is one of our newest directors, but is no stranger to our Bank. A prominent local businessman, Fred has several diverse business interests, including plumbing and heating, propane and fuel oil and commercial real estate. Fred is a long time customer of the Bank and has extensive experience with commercial lending practices both here and elsewhere. He serves on the Corporate Governance/Nominating Committee and on the Bank’s Risk Management and CRA Committees. He lives in Newport, Vermont.

James Wheeler – Jake is our newest director, who joined the Board on January 1, 2011 to fill the vacancy created upon the retirement of former Chairman Richard White. Although new to our Board, Jake has been a guiding force with the Company’s trust company affiliate for many years, as a member of CFSG’s Board of Managers since its formation in 2002. Jake has practiced law in St. Johnsbury since 1974 with the state’s largest law firm, Downs Rachlin Martin PLLC, and has been a member of the firm since 1978. His practice focuses principally in the areas of corporate governance, transactions and financing; complex real estate acquisitions and financing; and trusts and estates. Jake received his undergraduate degree from Harvard University and his law degree from Boston University School of Law. His judgment and insight as a seasoned attorney provide a valuable addition to our Board, particularly in view of the recent retirement of Chairman White, who likewise is a licensed attorney. Jake serves on the Company’s Corporate Governance/Nominating Committee and on the Bank’s Risk Management and CRA Committees. He lives in East Burke, Vermont.

Information about our Board’s important role in the governance of our Company, including the Board’s committees, leadership structure and role in oversight of risks, is contained below under the caption “CORPORATE GOVERNANCE.”

Directors’ Fees and Other Compensation

Only the outside (non-employee) directors are paid for their service on the Boards of the Company and the Bank. All fees are paid in cash. The Company and the Bank do not pay any stock-based compensation to directors.

The schedule of fees paid to nonemployee directors for service on the Boards of the Company and Bank is as follows:

Company Director Fees

Annual Retainer	$6,000
Board Meeting Fee	300
Committee Meeting Fee	300
Disclosure Committee Meeting Fee (1)	300

Bank Director Fees

Annual Retainer	$6,000
Board Meeting Fee	300
Committee Meeting Fee	300
Local Advisory Board Meeting Fee (2)	300

(1)	At least one member of the Audit Committee attends the quarterly meetings of the Company’s Disclosure Control Committee, which reviews the Company’s periodic reports filed with the SEC.
(2)

Each Bank director attends several meetings a year of the Bank’s local advisory boards. Mr. Marsh, as an employee-director, also attends local advisory board meetings but does not receive any fees for doing so.

This fee structure is designed to compensate our outside directors for attendance at Board meetings, as well as for the time they spend in activities directly related to their service on the Board for which they receive no additional compensation, such as attendance at the annual directors’ retreat and attendance at educational seminars or programs on pertinent banking or corporate governance topics.

Directors’ Deferred Compensation Plan

The directors may choose to defer current receipt of some or all of their Company or Bank director fees under the Company’s Deferred Compensation Plan for Directors. Deferrals are credited to a cash account that bears interest at the rate the Bank pays on a three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the director’s retirement, death or disability, or at an earlier or later date elected by the director. The director may choose to receive his or her deferrals and accumulated interest in a lump sum or monthly installments. Deferred fees and accumulated interest represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the Plan.

The Company temporarily suspended deferrals under the Plan during 2005, as management evaluated the impact of Section 409A of the Internal Revenue Code, added by the federal American Jobs Creation Act of 2004 (“Section 409A”). Effective January 1, 2006, the Company permitted the directors to resume deferrals. The plan was amended during 2008 to comply with final Internal Revenue Service regulations under Section 409A.

Directors’ Retirement Plan

Prior to 2005, the Company maintained a non-qualified retirement plan for the Company’s outside directors. Non-employee directors who served on the Board of the Company or the Bank for at least five years between 1994 and 2004 are entitled to receive upon retirement a lump sum payment of $1,000 for each year of Board service. For this purpose, service as a director of the Company and of the Bank during the same year is not counted separately. Following a re-evaluation of the Company’s benefit plans affected by IRC Section 409A, the Company terminated any further accruals under the plan for years after 2004 and Board fees were increased to compensate for the loss of this retirement benefit.

As of December 31, 2010, the total remaining accrued and unpaid benefit for all directors covered by the plan was $55,000. The participating directors are fully vested in their accrued benefits and would be entitled to payout of the full benefit upon retirement from the Board for any reason, regardless of age. Directors Adams, Couture, Duckless, Lalime and Moore each have an accumulated lump sum retirement benefit of $11,000. Accrued benefits do not earn interest, are not adjusted for inflation and will be paid out to participants when they retire from the Board. All benefit accruals under the plan represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the plan.

Director Compensation Table

The table below shows the total compensation paid to each of our incumbent outside directors during 2010 for service on the Boards of the Company and the Bank:

2010 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation (1)	Total

Thomas E. Adams	$22,425	$0	$22,425
Charles W. Bucknam, Jr.	19,500	0	19,500
Aminta K. Conant	21,600	0	21,600
Jacques R. Couture	20,700	0	20,700
Elwood G. Duckless	21,275	0	21,275
Rosemary M. Lalime	20,700	0	20,700
Dorothy R. Mitchell	20,100	0	20,100
Anne T. Moore	19,500	0	19,500
Peter J. Murphy	21,300	0	21,300
Frederic Oeschger	19,200	0	19,200

(1)	Does not include earnings on directors’ fees deferred under the Directors’ Deferred Compensation Plan because interest on those amounts is not accrued at a preferential (above market) rate.

Vote Required

Election of a nominee for director will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. A vote to “WITHHOLD AUTHORITY” as to a nominee will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

CORPORATE GOVERNANCE

Director Independence

The primary responsibility of the Board of Directors is to provide objective, independent judgment in its management oversight function, and our Board’s composition reflects that principle. Although the Company’s common stock is not listed on NASDAQ, our Board uses the definition of independence contained in the NASDAQ listing standards in its annual evaluation of Board member independence. Under current NASDAQ standards, an independent director is a person other than an officer or employee of the Company or the Bank or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Under NASDAQ standards, a director of the Company is not considered independent if he or she:

•

has been employed in any capacity by the Company or the Bank during the past three years;

•

has accepted, or has a close family member who accepted, any payments from the Company or the Bank in excess of $120,000 in any consecutive twelve-month period during the last three years, except for

•

payments relating to ordinary loan or deposit relationships with the Bank

•

compensation for Board service

•

compensation paid to a close family member who is not an executive officer of the Company or the Bank

•

certain retirement benefits or non-discretionary compensation and

•

payments arising solely from investments in the Company’s common stock;

•

has a close family member who during the past three years was an executive officer of the Company or the Bank;

•

has been a principal, or has a close family member who was a principal, of any organization to which the Company made or from which it received payments, in any of the past three years, that exceeded the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity;

•

has been an executive officer of any other entity, or has a close family member who was an executive officer of any other entity, where any of the Company’s executives serves on that other entity’s compensation committee; or

•

has been, or had a family member who was, a partner or employee of the Company’s independent auditor at any time during the last three years.

In determining whether a director or nominee for director is independent, the Board considers all relevant facts and circumstances and may consider a director or nominee not to be independent even if none of the disqualifying factors listed above applies. However, if any of the above disqualifying factors applies, a director or nominee will not be considered independent.

Based on the information available to it, the Company’s Board of Directors has determined that all nominees and other incumbent directors are independent within the meaning of the listing standards of NASDAQ, except for employee-director Chairman, President and CEO Stephen Marsh, and director Jacques Couture, who is the brother of Company Treasurer and Bank Senior Vice President and CFO, Louise Bonvechio.

Board Leadership Structure and Risk Oversight

Our Board of Directors believes that each business is unique, and that therefore, the appropriate board leadership structure will depend upon each company’s unique circumstances and needs at the time. Historically, the positions of Board Chair and CEO of the Company were held by the same individual. This pattern changed temporarily during 2008-2010 as former Chairman and CEO Richard White began a two-year phased retirement. In 2008, he retired from the CEO position and Mr. Marsh was appointed to that position. Mr. White remained as Board Chair and continued to serve as a part-time executive employee of the Company until his full retirement from the Company, effective December 31, 2010. The Board believes that division of the CEO and Board Chair positions during the last two years contributed to the smooth transition of the Company’s top executive leadership position to Mr. Marsh, while continuing to make available to the Company Mr. White’s valuable experience, judgment, and service during the transition period. Given the completion of the management transition period, the Board has concluded that it is now an appropriate time to return to having the positions of Chair and CEO held by a single individual.

The Board believes that the Company has been well served over the years by a leadership structure guided by the Corporate Governance/Nominating Committee that includes a Board Chair with in-depth managerial and operational knowledge of the banking industry and the Company’s business. This structure fosters clear accountability, efficient and effective decision-making and focus on strategic priorities. The Board also believes this structure helps to facilitate the efficient and timely flow of information between management and the Board.

While the Board of Directors believes that having the position of Board Chair held by the CEO is conducive to our Company’s efficient operation and strategic development, the Board is also mindful of its obligation to provide independent oversight of management. In order to enhance its oversight function, the Board has created the position of lead independent director, which is currently held by long-serving director Rosemary Lalime. The lead director presides over executive sessions of the independent directors. The Board believes that this structure strikes an appropriate balance by providing for both a Board Chair with extensive executive experience with the Company and knowledge of its operations, and a lead director to help ensure that the Board provides independent oversight and perspective.

While risks are inherent in any business, effective management of those risks can contribute significantly to the ultimate success of an enterprise. As a community banking organization, we face a number of risks, including general and local economic risk, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, is responsible for the general oversight of risk management. In order to identify and manage the Company’s risks more effectively, the Risk Management Committee of the Bank’s Board of Directors has undertaken a detailed review and analysis of the risks facing the Company with the goal of creating a comprehensive, enterprise-wide framework for identifying, monitoring, managing and controlling risks. Formation of this enterprise risk management program is ongoing and expected to be completed during 2011.

Other Board committees also contribute significantly to the Board’s oversight role in risk management. In particular, the Audit Committee plays an important role in monitoring and assessing our financial, legal and organizational risks. The Compensation Committee monitors and assesses risks associated with our compensation policies and practices, including the establishment of appropriate incentives that do not encourage excessive risk-taking. The Board’s Corporate Governance/Nominating Committee contributes to risk mitigation by its formulation of the Company’s corporate governance policies, which help to establish a “tone at the top” that values and encourages diligence, honesty and integrity in the conduct of the Company’s business. Committees of the Bank’s Board of Directors, in addition to the Risk Management Committee referred to above, also contribute to the Company’s risk management program.

Board and Shareholder Meeting Attendance

The Company’s Board of Directors held six regular meetings and four special meetings during 2010. Each incumbent director attended at least 75% of the aggregate of all Company Board meetings and meetings of committees of the Company’s Board on which he or she served during 2010, except Minty Conant, Elwood Duckless and Peter Murphy. However, all directors, including Ms. Conant and Messrs. Duckless and Murphy, attended at least 75% of the aggregate of all meetings of the Bank’s Board, which meets more frequently than the Company’s Board, and meetings of committees of the Bank’s Board on which he or she served during 2010.

All directors are encouraged and expected to attend the annual shareholders meeting. All of the Company’s directors attended the 2010 annual meeting, except Ms. Conant, who had a previous business commitment.

Board Committees

The Board of Directors has established three standing committees to help it in fulfilling its responsibilities: Audit; Compensation; and Corporate Governance/Nominating. Members of the committees are nominated by the Corporate Governance/Nominating Committee and appointed by the Board. All members of the three standing committees are considered to be independent under the NASDAQ standards described above other than Director Jacques Couture, the Chair of the Corporate Governance/Nominating Committee, who is not considered independent under NASDAQ standards due to his sibling relationship with Company Treasurer, and Bank Senior Vice President and CFO Louise Bonvechio. Additional information about each of the three standing committees is set forth below.

Compensation Committee. The responsibilities of the Company’s Compensation Committee include reviewing and making recommendations to the Board of Directors concerning the compensation of the Company’s executive officers and directors, establishing performance goals under the Officer Incentive Plan and approving matters relating to other compensation plans. A report of the Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

The members of the Compensation Committee are Rosemary Lalime (Chair), Thomas Adams, Aminta Conant, Elwood Duckless and Peter Murphy. During 2010, the Committee met four times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance environment of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board and committee performance, makes recommendations as to the structure of Board meetings and flow of information to the Board, reviews Board compensation and reviews and makes recommendations as to the size, structure, composition and functions of the Bank’s regional advisory boards.

The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it has established minimum criteria for Board nominees. The Committee believes it would be desirable for a Board candidate to possess the following characteristics:

•

have experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee deems appropriate;

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be a shareholder of the Company;

•

willing and able to devote full interest and attendance to the Board and its committees;

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bring business to the Company and its trust company affiliate, CFSG, including personal, business and investment accounts;

•

help develop business and promote the Company and its subsidiary and affiliate throughout our service area;

•

provide advice and counsel to the Board and senior management;

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bring a diversity of interests to the Board as evidenced by participation in community, charitable or other similar activities;

•

have the ability to serve at least seven years before reaching the mandatory retirement age; and

•

maintain integrity and confidentiality at all times.

The Nominating/Corporate Governance Committee does not currently have a formal diversity policy. However, the Committee and the Board believe that it is important and desirable for the Board to include members with diverse business experience, backgrounds and viewpoints. In considering candidates for the Board, the Committee reviews their particular qualifications, strengths and attributes individually and in relation to the Board as a whole, with the aim of complementing and strengthening the overall composition of the Board.

Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest after initial consideration by the Committee, additional information about her/him will be obtained through inquiries to various sources and, if warranted, interviews.

The Committee will consider prospective nominees recommended by shareholders. Any shareholder wishing to recommend a person for consideration as a Board nominee should submit to the Committee the same information that would be required under the Company’s bylaws if the shareholder sought to make a nomination from the floor at the annual meeting. The required information is described elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” The Committee uses the same criteria for evaluating candidates recommended by shareholders as it does for those proposed by Board members or management.

The members of the Corporate Governance/Nominating Committee are Jacques Couture (Chair), Charles Bucknam, Dorothy Mitchell, Anne Moore, Frederic Oeschger and James Wheeler, Jr. During 2010, the Committee met two times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Audit Committee. The Audit Committee, which operates under a written charter, oversees the Company’s accounting and financial reporting process, internal controls and audits. The Audit Committee consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Committee appoints, evaluates and retains the Company’s independent auditors. It has responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee has similar authority regarding selection and oversight of the Company’s internal auditor. In addition, the Audit Committee pre-approves all services provided by the independent auditors, including both audit and permitted non-audit services. Those services and fees are described elsewhere in this proxy statement under the caption “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS—Fees Paid to Independent Auditors.” The Committee is also involved in the review of the Company’s periodic reports filed with the SEC, including participation by one of its members in the meetings of the Company’s Disclosure Control Committee.

The Audit Committee has established so-called “whistleblower procedures” for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These complaint procedures, as well as the Audit Committee’s charter, are posted on the Company’s website at www.communitybancorpvt.com.

Under SEC rules, companies must disclose whether at least one member of the Audit Committee qualifies as a “financial expert.” As defined by the SEC, the concept of financial expert is heavily focused on individuals who have prepared or audited public company financial statements or have had similar management experience or responsibility for others performing those or comparable functions. Given the Company’s rural market area and the limited number of public companies in it, the Board has not deemed it advisable to require that the Audit Committee include a person qualifying as a financial expert under this definition. The Board has considered the business experience, past performance as a Board and/or Audit Committee member and other qualifications of each of the members of the Audit Committee and has concluded that each of them has demonstrated that he or she is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company’s financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions. Given the business experience and acumen of each of the members of the Audit Committee, the Board believes that each of such persons, although not a “financial expert” under the SEC definition, is nevertheless qualified to carry out all of the duties and responsibilities of a member of the Company’s Audit Committee.

The members of the Audit Committee are Thomas Adams (Chair), Aminta Conant, Elwood Duckless, Rosemary Lalime and Peter Murphy. All members of the Audit Committee are considered independent directors under the applicable NASDAQ standard. During 2010, the Committee met seven times. A report of the Audit Committee is set forth elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Shareholder Communications with the Board

The Board welcomes communications from shareholders on matters relating to the Company’s business operations and corporate governance. Shareholders may communicate with the Board, or its committees or individual directors, by writing to the following address: Board of Directors [or Board Committee or name of individual director]—Shareholder Communications; c/o Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829. The Corporate Secretary will forward communications to the Board or appropriate committee or individual director.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Management

The son of director Anne Moore is the principal shareholder and executive officer of the Taylor Moore Agency, Inc., an insurance agency and real estate brokerage firm, and Mrs. Moore is an employee of the agency. The Company and its subsidiary purchase various insurance coverages through the agency on arm’s length terms.

Director Peter Murphy is the President and a principal of Murphy Realty Co., Inc., a commercial real estate development firm. Murphy Realty Co., Inc. owns the Price Chopper Supermarket premises in St. Johnsbury at which Community National Bank leases space for a branch office on arm’s length terms.

Director Frederic Oeschger is the President and principal shareholder of Fred’s Plumbing and Heating, Inc., a plumbing and heating contractor and fuel oil distributor based in Orleans, Vermont, from which the Company and the Bank purchases plumbing and heating services and heating oil, on arm’s length terms.

Director James Wheeler, Jr. is a member of the law firm Downs Rachlin Martin PLLC, which performs various legal services for the Company and the Bank, on arm’s length terms.

Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five Directors, each of whom meets applicable NASDAQ standards for independence. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those statements.

Among the responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company’s independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company’s management, the Company’s internal auditor and its independent auditors, regarding the following matters:

•

the plan and budget for, and the independent auditors’ report on, the audit of the Company’s financial statements;

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the Company’s financial disclosure documents, including financial statements and reports filed with the SEC or sent to shareholders;

•

changes in the Company’s auditing practices, principles, controls or methodologies, or in the Company’s financial statements;

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significant developments in auditing rules;

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the adequacy of the Company’s internal auditing controls, and its accounting, financial and auditing personnel; and

•

the establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for the year ended December 31, 2010. First, the Committee discussed with Berry, Dunn, McNeil & Parker, the Company’s independent accountants for 2010, those matters Berry, Dunn, McNeil & Parker communicated to and discussed with the Committee under Statement on Auditing Standards No. 61, as amended

(Communications with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed with, and received a letter from, Berry, Dunn, McNeil & Parker concerning their independence from the Company and its management as required by Public Company Accounting Oversight Board Rule 3526, regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Committee of Berry, Dunn, McNeil & Parker’s independence and assisted the Committee in evaluating such independence. The Committee also considered applicable auditor independence standards under the Sarbanes-Oxley Act and related regulations of the Securities and Exchange Commission. Finally, the Committee reviewed and discussed the Company’s financial statements with the Company’s management.

Based on the discussions with Berry, Dunn, McNeil & Parker, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company’s 2010 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee has established procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. No such complaints or concerns were received in 2010.

Submitted by the Community Bancorp.

Audit Committee,

Thomas E. Adams, Chair

Aminta K. Conant

Elwood G. Duckless

Rosemary M. Lalime

Peter J. Murphy

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed by the Board of Directors to hold office at the discretion of the Board and may be removed at any time by the Board with or without cause.

Name and Age	Position(s) with the Company and Subsidiaries and Occupation for the Past Five Years

Stephen P. Marsh, 63

President (since 2004), Chief Executive Officer (since 2008), Chairman
(since January 1, 2011) and Director (since 1998), Community Bancorp. and
Community National Bank. Previously, Chief Operating Officer and Chief
Financial Officer of both companies.

Kathryn M. Austin, 53

Executive Vice President, Community Bancorp. and Community National Bank
(since January 1, 2011). Previously, Vice President of Community Bancorp. and
Senior Vice President – Retail Banking, Community National Bank.

Louise M. Bonvechio, 50

Treasurer, Community Bancorp. (since 2008) and Senior Vice President (since
January 1, 2011) and Chief Financial Officer (since 2008), Community National
Bank. Previously, Vice President and Cashier, Community National Bank
(2004-2008).

Terrie L. McQuillen, 48

Vice President, Community Bancorp. (since 2008) and Senior Vice President and Chief Credit Officer (since January 1, 2011), Community National Bank.
Previously, Senior Vice President – Loan Administration, Community National
Bank (2004 to 2010) and Compliance and Bank Secrecy Act Officer (2004-2005).

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and makes recommendations to the full Board of the Bank on all compensation and benefits issues relating to the CEO and other executive officers of the Bank. No separate compensation is paid to such individuals for their service as executive officers of the Company. Chairman Richard White served as CEO of the Bank and the Company until January 1, 2008 when President Marsh assumed the CEO duties. On January 1, 2011, President and CEO Marsh assumed the duties as Chair following Mr. White’s retirement.

In 2010, the Compensation Committee engaged Amalfi Consulting, Inc., (Amalfi) a nationwide compensation consulting group, to review the compensation packages for the Executive Officers of the Company. Amalfi compared the individual salaries of the Executive Officers to similarly sized and structured banking companies throughout the northeast. Amalfi’s work was used in part to set the 2010 salaries of the Executive Officers, along with reports prepared by the American Bankers Association, the Independent Community Banks of America, and the accounting firm of Berry, Dunn, McNeil and Parker.

As CEO, Mr. Marsh made recommendations to the Committee with respect to the 2010 compensation of the other executive officers, including Ms. Austin, which were acted on by the Committee and recommended to the full Board.

The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual’s performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank’s performance. (The Bank’s Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

In Mr. Marsh’s case, the Board’s annual review process included consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, and regulatory matters. The Board also undertook its own evaluation of Mr. Marsh, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance. The Committee’s evaluation resulted in an excellent performance rating for Mr. Marsh in 2010.

The annual review and adjustment (if any) of executive officer salaries takes place at mid year. In light of Mr. White’s impending retirement, the committee made no changes to Mr. White’s salary, and it remained at $102,515. The salary of Mr. Marsh, who did not receive an increase in 2009, was increased from $200,000 to $230,000, effective July 1, 2010. Also as of that date, Ms. Austin’s base salary was increased from $115,000 to $135,000, in recognition of her elevated responsibilities.

A total of $163,323 was paid in February, 2011, to the Executive Officers for 2010 Bank performance under the Bank’s Officer Incentive Plan, including awards to Messrs. White and Marsh and Ms. Austin, which are disclosed in the Summary Compensation Table elsewhere in this proxy statement.

Submitted by the Community Bancorp. Compensation Committee,

Rosemary M. Lalime, Chair

Thomas E. Adams

Aminta K. Conant

Elwood G. Duckless

Peter J. Murphy

EXECUTIVE COMPENSATION

The executive officers of the Company did not receive any compensation for services rendered to the Company in 2010 and prior years, but did receive compensation for services rendered in their capacities as executive officers of the Bank.

Executive Compensation Program Objectives

The key objectives of the Company’s executive compensation programs are: to support and drive business objectives and strategies; to reward competent stewardship of the enterprise; to provide a cost-effective, competitive total compensation package that enables the Company to attract and retain qualified executives for leadership roles; and to motivate and reward these executives for creating value for the Company and its shareholders. The cash incentive bonus program, in particular, is intended to reward exceptional financial performance of the Company, while at the same time ensuring consequences for below-average performance. In making compensation decisions about the executive officers, the Compensation Committee and the Board have traditionally placed emphasis on the overall performance of the Company rather than on individual performance targets, in order to foster an attitude of team spirit and shared goals among our executives.

Summary Compensation Table

The following table summarizes annual compensation earned in 2010 and 2009 for services rendered in all capacities to the Company and the Bank by the CEO and the Company’s two other most highly-compensated executive officers.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total

Stephen P. Marsh,	2010	$215,000	$65,329	$43,879	$324,208
President, CEO and Director, Community Bancorp. and Community National Bank	2009	$200,000	$15,665	$45,824	$261,489

Kathryn M. Austin,	2010	$125,000	$40,831	$11,948	$177,779
Senior Vice President – Retail Banking, Community National Bank	2009	$115,000	$ 9,790	$10,185	$134,975

Richard C. White,	2010	$101,000	$24,498	$52,715	$178,213
Chairman and Director, Community Bancorp. and Community National Bank	2009	$101,000	$ 5,874	$30,243	$137,117

(1)	Includes voluntary salary deferrals under the Company’s Retirement Savings (401(k)) Plan.
(2)

Includes discretionary profit-sharing contributions under the Retirement Savings Plan as follows: For 2010: Mr. Marsh, $31,670, Ms. Austin, $8,760, and Mr. White, $26,114; and for 2009: Mr. Marsh, $33,999, Ms. Austin, $6,567, and Mr. White, $17,810. Also includes (i) matching employer 401(k) contributions under the Plan; (ii) the taxable portion of employer-provided term life insurance benefits in excess of $50,000; and (iii) for Mr. White, 2010 compensation includes $12,275, representing the value of a Company-owned automobile transferred to him upon his retirement on December 31, 2010.

Officer Incentive Plan

The Bank maintains an Officer Incentive Plan for designated executive officers and for other officers and exempt employees whose compensation is not commission-based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the plan. There are two separate incentive pools under the plan, one for designated executive officers and another for all other officers and participating exempt employees.

Executive Officers. The Executive Officers’ Incentive Plan was amended for 2010 and future years to expand the criteria used to determine the incentive bonus pool for designated executive officers. The incentive bonus pool is based on a combination of (1) the Bank’s annual rating issued by IDC Financial Publishing, Inc. (“IDC”), an industry-wide recognized ranking service, (2) Return on Assets, Non-performing Loans, and Overhead Expense compared to the state average as published in the Uniform Bank Performance Report (UBPR), and (3) a subjective evaluation by the Board of Directors of the Company.

The IDC rating takes into account the Bank’s financial performance and risk profile in areas of asset quality, capital, margins, earnings and liquidity. For the twelve months ended September 30, 2010, the Company had an IDC rating of “Excellent.” Use of a September 30 rating rather than a year-end rating permits the Company to calculate and pay out the executive officer bonuses consistent with Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004, penalizing bonuses paid later than 2-1/2 months following the end of the calendar year in which the related services were rendered.

The pool is then allocated among the participating executive officers based on fixed percentages. The 2010 incentive pool allocation percentages for the four participating executive officers were as follows: Mr. Marsh, 40%; Mr. White, 15%; Ms. Austin, 25%; and Ms. McQuillen, 20%. Mr. White’s allocation percentage for 2009 and 2010 reflects his part-time employment status. The Compensation Committee periodically reviews the allocation percentages and performance criteria and may recommend changes for approval by the Bank’s Board of Directors. Incentive bonuses paid to the three executive officers named in the Summary Compensation Table for services rendered in 2009 and 2010 are included in the “Non-Equity Incentive Plan Compensation” column of the Table.

The Company’s Board of Directors, in its discretion and in consultation with the Compensation Committee, designates participating executive officers and establishes annually minimum performance targets as well as performance criteria used to determine the incentive bonus pool.

The Plan was further amended to add a recoupment provision, which provides that if the Company restates its financial statements, any current or former executive officer who received Bonus compensation under this Plan may be required to reimburse the Company with respect to any Bonus compensation paid within the preceding three years. Any such reimbursement shall not exceed the amount by which the Bonus compensation paid to the executive officer exceeds the amount of Bonus compensation (if any) that would have been paid if it had been based upon the financial statements as restated.

Other Officers and Exempt Employees. The Bank also creates a separate incentive bonus pool under the plan for other officers and qualifying exempt employees. If it attains at least 90% of net income as presented in its budget, the Bank places between 1% and 2.5% of its net income in a pool, with the exact percentage of net income available for bonuses determined by attainment of pre-established percentage-of-budgeted net income targets. Each qualifying employee is allotted a portion of the pool based on his or her position in the Bank and involvement in other incentive plans. Part-time exempt employees receive one-half of a full-time allotment.

If it exceeds its budgeted net income by more than 10%, the Bank creates an additional pool comprising 1.75% of net income, plus 15% of the amount over budget. This additional pool is divided among the same group of officers and exempt employees, and is allotted based on their position in the Bank. Part-time exempt employees receive one-half of a full-time allotment.

Several officers (but not the designated executive officers eligible for bonus payments under the other portion of the plan) are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to incentive payouts described above.

Distributions from this pool are ordinarily payable in January for services rendered during the preceding fiscal year.

Supplemental Retirement Plan for Executives

The Company maintains a non-qualified Supplemental Retirement Plan for certain of its executive officers. The purpose of the plan is to provide an annual retirement benefit approximating 75% of the average annual bonus earned by the participating executives for the five highest years of bonus compensation in the ten years before retirement (“Replacement Benefit”). This benefit, combined with the projected benefits under the Company’s Retirement Savings Plan, is designed to approximate the benefit that the participating executive officers would have been entitled to under the Company’s now terminated defined benefit pension plan. During 2008, the Supplemental Retirement Plan was amended in certain respects to comply with Internal Revenue Code Section 409A.

Under the plan, the Company makes an annual credit to the account of the participating executive in an amount equal to the level annual deposit that would be required to be made for each year up to his normal retirement date (at attainment of age 65), in order to pay an annual estimated benefit amount approximately equal to the Replacement Benefit. Calculation of the required annual deposit is based on a 6% discount rate, the officer’s remaining years to retirement, and payment of the annual benefits in the form of a 240 month annuity. For this purpose, the estimated Replacement Benefit is calculated based on 75% of the average annual bonus compensation earned by the executive for the highest five years during the ten years preceding the calculation date.

Benefits under the plan are payable at retirement at age 65, or upon earlier disability, in accordance with the participant’s election, in a lump sum or in substantially equal installments over the participant’s projected life expectancy. If a participant dies before receiving all payments due, the remaining payments will be paid to the participant’s designated beneficiary. If a participant dies before benefit payments have commenced, the participant’s accrued benefit will be paid out to his designated beneficiary over the beneficiary’s projected life expectancy. A participant with at least ten years of service who retires early (before age 65) is entitled to receive his accrued plan benefit on or after attainment of age 55. The estimated accrued lump sum early retirement benefit as of December 31, 2010 for Mr. Marsh, who is currently the only remaining active participant and who has satisfied the age and service requirements for early retirement benefits, was $304,071. Upon his retirement on December 31, 2010, Mr. White met the age and years of service requirements for payment of his accrued benefit ($380,480). Although benefit accruals are held in a special-purpose trust, those funds remain available to satisfy the claims of the Company’s creditors.

Retirement Savings Plan

Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries’ Retirement Savings Plan. The plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred or after-tax (ROTH) basis. For 2010 the plan limits the maximum annual deferral per participant to the lesser of 100% of compensation or $16,500 ($22,000 for participants age 50 and older, who are entitled to make “catch up contributions”). During 2010 the Company matched 50 cents for each dollar of compensation deferred, up to 5% of compensation. This same matching contribution percentage is in effect for 2011. The plan also provides for discretionary profit sharing contributions by the Company. During 2010 and 2009, each of the three executive officers named in the Summary Compensation Table made voluntary salary deferrals and received matching employer contributions. These amounts are reflected in the Table.

Participants are at all times fully vested in their own compensation deferrals and in any rollover contributions from other plans. Vesting in any matching employer contribution begins after one year of service, with full vesting after six years of service. Vesting in any discretionary profit sharing employer contribution begins in the first year of service, with full vesting after seven years of service. Participants may direct the investment of their plan account among several funds maintained by the plan trustee, including a Community Bancorp. stock fund. Distributions of accounts are generally deferred until the participant’s death, disability or retirement, except in cases of financial hardship (as defined in the plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

In addition to 401(k) compensation deferrals and matching employer contributions, the plan permits the Company to make a discretionary profit sharing contribution in any year for the account of all participants, including the three executive officers named in the Summary Compensation Table. The amount of the contribution for any year is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The profit sharing contributions made for 2010 and 2009 to the account of the three executive officers named in the Summary Compensation Table are included in the “All Other Compensation” column of the Table.

Perquisites and other Personal Benefits

The Company does not generally provide its executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide a Company-owned vehicle to Mr. Marsh and pays related gas and maintenance charges. The Company also provided a Company-owned vehicle to Mr. White prior to his retirement, and as noted above in the footnotes to the Summary Compensation Table, transferred the vehicle to him upon his retirement. The Company also pays the expenses of the executive officers and their spouses in connection with attendance at certain banking-related functions, such as bankers’ association conventions. In addition, during 2010 and prior years, the Company paid the annual membership dues of former Chairman White (a licensed attorney) to the Vermont Bar Association.

Health and Welfare Benefits

The Company offers the same health and welfare benefits to all salaried and non-salaried employees, although benefits may vary depending on whether the employee is employed full-time or part-time. These benefits include health insurance, life insurance, short-term disability insurance, long-term disability insurance, an employee assistance program, wellness reimbursement, education benefits and combined time off (CTO).

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Berry, Dunn, McNeil & Parker (“BDMP”) as the Company’s independent auditors to audit Community Bancorp.’s consolidated financial statements for the year ending December 31, 2011. BDMP served as the Company’s independent auditors for 2010 and 2009 and also provided certain tax and other audit-related services in both years. See “Fees Paid to Independent Auditors” below. Representatives of BDMP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Although neither Vermont law nor the Company’s bylaws requires the submission of the selection of the Company’s independent auditors to the shareholders for approval, the Board of Directors believes it is appropriate to give shareholders the opportunity to vote on whether to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board has made any determination as to what action, if any, would be taken if the shareholders do not ratify the appointment of BDMP as the Company’s independent auditors for 2011. If the shareholders fail to ratify this appointment, the Audit Committee may reconsider whether to retain BDMP and may retain that firm or another firm without resubmitting the matter to the shareholders.

Pre-Approval Required for Services of Independent Auditors

As part of its duties, the Audit Committee is required to pre-approve audit and non audit services performed by the Company’s independent auditors, in order to ensure that the provision of such services does not impair the auditors’ independence. Under applicable law, certain services may not be performed by the auditors under any circumstances. Consistent with these legal requirements, the Audit Committee’s charter provides that all permitted services must be approved by the Audit Committee in advance. However, the Audit Committee may delegate this authority to a member of the Committee, who is required to inform the entire Committee of any approval taken pursuant to that delegated authority. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. Each of the services performed by BDMP described under the captions below was pre-approved by the Audit Committee.

Fees Paid to Independent Auditors

The following table summarizes the fees billed for professional services rendered by BDMP for the last two calendar years:

Fees	Year Ended December 31, 2010	Year Ended December 31, 2009

Audit Fees	$123,496	$136,551
Audit-Related Fees	5,286	9,952
Tax Fees	8,823	7,087
All Other Fees	0	0
Total	$137,605	$153,590

Audit Fees. The aggregate audit fees billed for professional services rendered by BDMP related to the audit of the Company’s annual financial statements included in each of the Company’s Forms 10-K, review of financial statements included in each of the Company’s Forms 10-Q and audit of the Company’s Retirement Savings Plan, for the years ended December 31, 2010 and 2009.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2010 and 2009. These services related to implementation of the Sarbanes-Oxley Act of 2002 and the application of accounting pronouncements and merger-related services.

Tax Fees. The aggregate tax fees billed for professional services rendered by BDMP related to tax compliance, tax advice and tax planning in the years ended December 31, 2010 and 2009. These services included preparation of federal tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees. There were no other fees billed for services provided by BDMP, other than the services reported in the paragraphs above, in the years ended December 31, 2010 and 2009.

Vote Required

Ratification of the selection of the Company’s independent auditors for the ensuing year will require that more votes be cast “FOR” than “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

ANNUAL REPORT

The Company’s Annual Report to Shareholders for the year ended December 31, 2010, including consolidated financial statements and the report of BDMP thereon, accompanies this proxy statement.

SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS

Bylaw Requirements for Shareholder Nominations and Other Proposals

A shareholder may make a nomination for director or present other matters for action from the floor at the annual meeting, under procedures specified in Section 2.13 of the Company’s bylaws, which requires that a shareholder provide timely advance written notice and specified information to the Company. In order for a shareholder to make a nomination or propose other business from the floor at the 2012 annual meeting, the shareholder must provide to the Company advance written notice of the proposed nomination or other business, containing all of the information specified in Section 2.13 of the bylaws, no earlier than November 18, 2011 and no later than January 17, 2012.

The required notice and information should be sent within the specified deadlines to the attention of the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829. The notice must include the following information about the shareholder and any associated persons, and, as applicable in the circumstances, the following information regarding any nominee or other proposal:

Information Regarding the Proponent and Any Associated Person*

•

Name and address;

•

Class, series and number of shares of the Company’s capital stock held of record or beneficially owned;

•

Any derivative positions held of record or beneficially owned and information regarding any hedging transactions involving the Company’s capital stock;

•

Any material interest in the proposed business or nomination; and

•

A representation that the shareholder intends to be present at the meeting in person or by proxy to make the nomination or proposal.

Information Required for Director Nominations

•

Name and address of the nominee;

•

Description of all arrangements or understandings between the nominee and any other person (including the shareholder or any associated person of the shareholder) regarding the nomination;

•

All other information about the nominee that would be required to be included in the proxy materials filed under applicable rules of the SEC if the nominee had been nominated by the Board of Directors; and

•

A written consent of the nominee to serve as a director if properly nominated and elected.

Information Required for Other Business

•

A brief description of the proposal;

•

The reasons for making the proposal; and

•

Any direct or indirect interest of the shareholder or any associated person of the shareholder in making the proposal.

*

An associated person of a shareholder is any person directly or indirectly controlling or acting in concert with the shareholder, any beneficial owner of shares for which the shareholder is the record holder and any person controlling, controlled by or under common control with, the associated person.

The Company’s Amended and Restated Bylaws are contained in Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on February 14, 2011, and are available on the SEC’s website at www.sec.gov/edgar.shtml. A shareholder may also request a copy of the bylaws by contacting the Corporate Secretary at the address or telephone number shown below under “VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE.”

The above process, which is governed by the Company’s bylaws, is in addition to, and separate from (i) the process contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee” for submitting names of possible director nominees for consideration by the Corporate Governance/Nominating Committee; and (ii) the process described below under “Inclusion of Shareholder Proposals in Company Proxy Materials,” which is governed by SEC Rules and which has an earlier notification deadline.

Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals

Under the rules and regulations of the SEC, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company’s proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for the 2012 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no earlier than November 18, 2011 and no later than January 17, 2012, the same advance notice period as described above for notice of proposals to be made from the floor at the annual meeting.

Inclusion of Shareholder Proposals in Company Proxy Materials

There is a separate process from that described above, with an earlier notification deadline, if a shareholder seeks to have his or her proposals included in the Company’s proxy materials for the 2012 annual meeting. That process is governed by SEC rules, and not exclusively by the Company’s bylaws. In order to be considered for inclusion in the Company’s proxy material for the 2012 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 14, 2011, and must comply in all respects with applicable rules and regulations of the SEC relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations. Proponents must also timely provide the information required under the bylaws, as described above.

Questions about any of the procedures for shareholder nominations or proposals should be directed to the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2011 annual meeting other than the two proposals described in this proxy statement. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE

If you have any questions or require assistance with the voting process, contact either Corporate Secretary Chris Bumps or the Company’s stock transfer agent, Registrar & Transfer Company, at the address or telephone number shown below:

Chris Bumps, Corporate Secretary Community Bancorp. P.O. Box 259 Derby, VT 04829 (802) 334-7915	Registrar & Transfer Company Attn: Investor Relations Dept. 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948

REVOCABLE PROXY

COMMUNITY BANCORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2011

The undersigned hereby appoints Elizabeth Bumps and Frank Allard, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 17, 2011 at 5:30 p.m. and at any adjournment thereof.

1. ELECTION OF FOUR DIRECTORS (except as marked to the contrary below):

For	Withhold	For All Except
☐	☐	☐

Four Nominees to serve until the Annual Meeting in 2014:

THOMAS E. ADAMS, JACQUES R. COUTURE, DOROTHY R. MITCHELL AND JAMES G. WHEELER, JR.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

____________________________________________________________________________

2. TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY’S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING ON DECEMBER 31, 2011.

For	Against	Abstain
☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

A dinner will be served for all registered shareholders immediately following the Annual Meeting.

Please check the box if you plan to attend.

☐

Please be sure to date and sign this proxy card in the box below.

Date Sign above

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY BANCORP.

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY - SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

___________________________________________

___________________________________________

___________________________________________

4811 US Rt. 5 P.O. Box 259 Derby, VT 05829-0259 Tel. 802 334-7915 Fax 802 334-3484
www.communitynationalbank.com cnbderby@communitynationalbank.com

April, 2011

TO:	Participants in the Community Bancorp. and Designated Subsidiaries Retirement Savings Plan (the “401(k) Plan”)

RE:	Instructions for voting shares of common stock of Community Bancorp

As described in the enclosed materials, proxies are being solicited in connection with the two proposals to be considered at the upcoming Annual Meeting of Shareholders of Community Bancorp. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Community Bancorp. allocated to your account in the Community Bancorp. 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to shareholders and a Proxy. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the 401(k) Plan by marking, dating, signing and returning the enclosed Proxy in the envelope provided. In order to be effective, your Proxy must be received by Registrar and Transfer Company no later than May 17, 2011. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustee of the Plan. Your vote is confidential and will not be disclosed to the Company’s management or Board of Directors.

We urge you to vote, as means of participating in the governance of the affairs of Community Bancorp. If your voting instructions are not received, the shares allocated to your 401(k) Plan account generally will not be voted by the Trustees. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares of common stock which have been allocated to you in your account under the 401(k) Plan. If you also own shares of Community Bancorp. common stock outside of the 401(k) Plan, you should receive other voting material for those shares owned by you individually. Please return all your voting material so that all of your shares may be voted.

Sincerely,

COMMUNITY BANCORP.

/s/ Stephen P. Marsh

Stephen P. Marsh
Chairman, President and CEO

Enclosures

401K

REVOCABLE PROXY

COMMUNITY BANCORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2011

The undersigned hereby appoints Elizabeth Bumps and Frank Allard, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 17, 2011 at 5:30 p.m. and at any adjournment thereof.

1. ELECTION OF FOUR DIRECTORS (except as marked to the contrary below):

For	Withhold	For All Except
☐	☐	☐

Four Nominees to serve until the Annual Meeting in 2014:

THOMAS E. ADAMS, JACQUES R. COUTURE, DOROTHY R. MITCHELL AND JAMES G. WHEELER, JR.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

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2. TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY’S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING ON DECEMBER 31, 2011.

For	Against	Abstain
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

A dinner will be served for all registered shareholders immediately following the Annual Meeting.

Please check the box if you plan to attend.

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Please be sure to date and sign this proxy card in the box below.

Date Sign above

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY BANCORP.

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY - SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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